UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 24, 2020

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Results and Annual Incentive Plan Payments for Fiscal Year 2020

All salaried exempt employees of FuelCell Energy, Inc. (the “Company”), including the principal executive officer, the principal financial officer, and any other named executive officers (“NEOs”), are eligible to participate in the Company’s annual cash bonus plan, which the Company refers to as the Management Incentive Plan or the “MIP.” The Compensation Committee of the Company’s Board of Directors (the “Board”) periodically reviews and determines the target annual incentive award opportunities (expressed as a percentage of base salary) that each of the NEOs may earn under the MIP. The target annual incentive award opportunities (expressed as a percentage of base salary) were established at 90% for Mr. Few and 50% for each of the other NEOs based on an assessment of the competitive market performed at the time of each NEO’s appointment.

The actual amount of annual cash compensation earned under the MIP each year may be more or less than the target amount depending on the Company’s performance against a set of pre-established Company operational milestones (which represent 75% of the target annual incentive award opportunity) and a set of pre-established Company strategic initiatives (which represent the remaining 25% of the target annual incentive award opportunity). The Compensation Committee retains the right to exercise its discretion to adjust the size of potential award payments as it deems appropriate to take into account factors that enhance or detract from results achieved relative to the Company operational milestones and strategic initiatives.

For fiscal 2020, the pre-established Company operational milestones (and their respective weighting) were as follows: (1) achieve specified total revenue for the fiscal year (20%); (2) secure new orders (25%); (3) achieve a specified gross margin (20%); (4) control operating expenses (20%); and (5) enhance fleet performance (20%). The pre-established Company strategic initiatives for fiscal 2020 (which are equally weighted) were as follows: (a) develop new strategic partners and investors; (b) advance policy initiatives in target markets; (c) grow the Advanced Technology business; (d) develop the commercial business; and (e) achieve certain operational targets. These pre-established operational milestones and strategic initiatives were set in November 2019 prior to the outbreak of the novel coronavirus and the temporary shutdown of the Company’s manufacturing facility from March 18, 2020 to June 22, 2020. Subsequent to the resumption of manufacturing and prior to the end of the fiscal year, the Compensation Committee considered the effects of the coronavirus pandemic and other developments on the operational milestones and strategic initiatives and made certain adjustments to the targeted performance of certain milestones and strategic initiatives. Weighting of operational milestones was also adjusted such that the revised operational milestones (and their respective weighting) were as follows: (1) achieve specified total revenue for the fiscal year (20%); (2) secure new orders (40%); (3) achieve a specified gross margin (20%); (4) control operating expenses (10%); and (5) enhance fleet performance (10%).

After the end of fiscal 2020, the Compensation Committee reviewed the Company’s actual performance as measured against the revised Company operational milestones and strategic initiatives, which resulted in an annual incentive award achievement percentage of 69% of the target award levels, determined as follows. Comparing the Company’s actual performance against the revised range of pre-established target levels for these operational milestones, the Compensation Committee calculated a weighted score for each milestone, the sum of which yielded a total weighted score. The Company’s overall performance with respect to the revised operational milestones for fiscal 2020 resulted in a calculated aggregate weighted score of 60%. With respect to the fiscal 2020 revised Company strategic initiatives, the Compensation Committee compared the Company’s actual performance against the pre-established target objectives for these revised initiatives, and calculated a weighted score for each strategic initiative, the sum of which yielded a total weighted score. The overall performance with respect to the revised strategic initiatives for fiscal 2020 resulted in a calculated weighted score of 90%. Applying the relative weighting of each performance category (75% for the operational milestones and 25% for the strategic initiatives), the Compensation Committee determined that the blended annual incentive award achievement percentage was equal to 69% of the target award levels, and, on November 24, 2020 approved an annual incentive award payment percentage of 70% of the target award levels under the MIP for fiscal year 2020 for all eligible employees.

After reviewing the blended annual incentive award achievement percentage and evaluating the Company’s performance, financial position and stock performance, and after considering the recommendations of the CEO (with respect to the executive officers other than himself), the Compensation Committee determined to adjust the annual incentive award payments for certain members of senior management in the Company to 100% of targeted awards and for each of the following executive officers (including the NEOs other than the CEO) specifically as follows: Jennifer Arasimowicz, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary - $182,500 (100% of target); Michael Bishop, Executive Vice President and Chief Financial Officer - $192,500 (100% of target); Michael Lisowski,  Executive Vice President and Chief Operating Officer - $162,500 (100% of target); and Anthony Leo, Executive Vice President and Chief Technology Officer - $137,500 (100% of target).  The Compensation Committee also recommended, and the independent members of the Board agreed, that an annual incentive award payment of $427,500 be made to Jason Few, President, CEO and Chief Commercial Officer, representing 100% of his target bonus award. In reaching its determination to adjust the bonus percentages, the Compensation Committee and the Board considered (a) the high level of achievement of the operational milestones and strategic initiatives despite the challenges of the coronavirus pandemic and the manufacturing facility shutdown and reopening, (b) capital raises totaling gross proceeds of approximately $175 million to fund the Company’s business plan, (c) arrangements to fund legal fees and costs associated with the POSCO Energy Co., Ltd. arbitration and the termination of the POSCO Energy license agreements, (d) substantial shareholder outreach and restructuring of the long-term incentive plan to a performance based plan in response to prior years’ say on pay votes, (e) successful management of the COVID-19 pandemic, including the shut down and restart of manufacturing operations and the continuation of essential services and plant construction, and (f) the substantial increase in the Company’s stock price. Based on all of the foregoing, the Compensation Committee and the Board determined that adjustment of the bonus percentages was warranted. The Company expects to make bonus payments in January 2021.

Compensation Arrangements for Fiscal Year 2021

2021 Management Incentive Plan

As part of its annual review and determination of the target annual incentive award opportunities (expressed as a percentage of base salary) that each of the NEOs may earn under the MIP, on November 24, 2020 the Compensation Committee established the fiscal year 2021 target annual incentive award opportunities (expressed as a percentage of base salary) for each of the NEOs, other than the CEO, at 55%, based on an assessment of the competitive market performed by the Compensation Committee’s compensation consultant. With respect to the CEO, the Compensation Committee recommended, and the independent members of the Board approved, a fiscal year 2021 target annual incentive award opportunity (expressed as a percentage of base salary) of 100%.

2021 Long-Term Incentive Plan

On November 24, 2020, the Board approved a Long Term Incentive Plan (the “LTI Plan”) as a sub-plan consisting of awards made under the Company’s 2018 Omnibus Incentive Plan.  The participants in the LTI Plan are members of senior management and include NEOs.

The LTI Plan consists of three award components: (1) relative total shareholder return (“TSR”) performance shares, (2) absolute TSR performance shares, and (3) time-vesting restricted stock units.  The performance shares granted in fiscal year 2021 will be earned over the three-year performance period ending on October 31, 2023, but will remain subject to a continued service-based vesting requirement until the third anniversary of the date of grant.  The performance measure for the relative TSR performance shares is the TSR of the Company relative to the TSR of the Russell 2000 from November 1, 2020 through October 31, 2023.  The performance measure for the absolute TSR performance shares is an increase in the Company’s stock price from November 1, 2020 through October 31, 2023.  The time-vesting restricted stock units granted in fiscal year 2021 will vest at a rate of one-third (1/3) of the total number of restricted stock units on each of the first three anniversaries of the date of grant.  None of the awards granted as part of the LTI Plan include any dividend equivalent or other stockholder rights.  To the extent the awards are earned, they may be settled in shares or cash of an equivalent value.

The foregoing description is a summary only and is qualified by the Long Term Incentive Plan that is filed herewith as Exhibit 10.1. The Form of Relative TSR Performance Share Award Agreement is filed herewith as Exhibit 10.2, the Form of Absolute TSR Performance Share Award Agreement is filed herewith as Exhibit 10.3 and the Form of Restricted Stock Unit Award Agreement (U.S. Employees) was previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated April 5, 2018.

The target award values under the LTI Plan for the NEOs are as follows:

Named Executive Officer	Target LTI Plan Award
Jason Few President, Chief Executive Officer and Chief Commercial Officer	$800,000
Michael S. Bishop Executive Vice President, Chief Financial Officer and Treasurer	$270,000
Jennifer D. Arasimowicz Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary	$270,000
Michael J. Lisowski Executive Vice President and Chief Operating Officer	$270,000
Anthony J. Leo Executive Vice President and Chief Technology Officer	$170,000

Item 9.01.Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit No.	Description

10.1	FuelCell Energy, Inc. Fiscal Year 2021 Long Term Incentive Plan, as approved November 24, 2020.

10.2	Form of FuelCell Energy, Inc. 2018 Omnibus Incentive Plan Relative TSR Performance Share Award Agreement.

10.3	Form of FuelCell Energy, Inc. 2018 Omnibus Incentive Plan Absolute TSR Performance Share Award Agreement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: November 27, 2020	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President, Chief Financial Officer and Treasurer